                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                          GENERAL DYNAMICS CORPORATION,


                          GRAIL ACQUISITION CORPORATION


                                       AND


                         NEWPORT NEWS SHIPBUILDING INC.

                                TABLE OF CONTENTS

DESCRIPTION                                                                               PAGE
-----------                                                                               ----

ARTICLE 1      THE OFFER.....................................................................1
Section 1.1    The Offer.....................................................................1
Section 1.2    Company Action................................................................4
Section 1.3    Directors.....................................................................5
Section 1.4    Merger Without Meeting of Stockholders........................................7

ARTICLE 2      THE MERGER....................................................................7
Section 2.1    The Merger....................................................................7
Section 2.2    The Closing...................................................................7
Section 2.3    Effective Time................................................................7
Section 2.4    Effects of the Merger.........................................................8
Section 2.5    Certificate of Incorporation and Bylaws.......................................8
Section 2.6    Directors.....................................................................8
Section 2.7    Officers......................................................................8
Section 2.8    Conversion of Company Common Stock............................................8
Section 2.9    Stock Options; Equity-Based Awards............................................9
Section 2.10   Conversion of the Purchaser Common Stock.....................................11

ARTICLE 3      PAYMENT......................................................................11
Section 3.1    Surrender of Certificates....................................................11
Section 3.2    Paying Agent; Certificate Surrender Procedures...............................12
Section 3.3    Transfer Books...............................................................12
Section 3.4    Termination of Payment Fund..................................................13
Section 3.5    Appraisal Rights.............................................................13
Section 3.6    Lost Certificates............................................................13
Section 3.7    No Rights as Stockholder.....................................................13
Section 3.8    Withholding..................................................................13
Section 3.9    Escheat......................................................................14

ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................14
Section 4.1    Organization.................................................................14
Section 4.2    Authorization of Transaction; Enforceability.................................14
Section 4.3    Noncontravention; Consents...................................................15
Section 4.4    Capitalization...............................................................16
Section 4.5    Company Reports; Proxy Statement.............................................17
Section 4.6    No Undisclosed Liabilities...................................................18
Section 4.7    Absence of Material Adverse Effect and Certain Events........................18
Section 4.8    Litigation and Legal Compliance..............................................19
Section 4.9    Contract Matters.............................................................19

Section 4.10   Tax Matters..................................................................21
Section 4.11   Employee Benefit Matters.....................................................22
Section 4.12   Environmental Matters........................................................26
Section 4.13   Title........................................................................27
Section 4.14   Intellectual Property Matters................................................27
Section 4.15   Labor Matters................................................................28
Section 4.16   Rights Agreement.............................................................28
Section 4.17   State Takeover Laws..........................................................28
Section 4.18   Brokers' Fees................................................................29

ARTICLE 5      REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER...............29
Section 5.1    Organization.................................................................29
Section 5.2    Authorization of Transaction; Enforceability.................................30
Section 5.3    Noncontravention; Consents...................................................30
Section 5.4    Adequate Cash Resources......................................................30
Section 5.5    No Capital Ownership in the Company..........................................30
Section 5.6    Brokers......................................................................30
Section 5.7    Information for the Schedules TO and 14D-9 and Proxy Statement...............31

ARTICLE 6      COVENANTS....................................................................31
Section 6.1    General......................................................................31
Section 6.2    Notices and Consents.........................................................32
Section 6.3    Interim Conduct of the Company...............................................32
Section 6.4    Preservation of Organization.................................................34
Section 6.5    Full Access..................................................................34
Section 6.6    Notice of Developments.......................................................35
Section 6.7    Other Potential Acquirers....................................................35
Section 6.8    Company Stockholder Meeting, Preparation of Proxy Statement..................37
Section 6.9    Indemnification..............................................................37
Section 6.10   Public Announcements.........................................................39
Section 6.11   Actions Regarding Antitakeover Statutes......................................39
Section 6.12   Defense of Orders and Injunctions............................................39
Section 6.13   Employee Benefit Matters.....................................................40
Section 6.14   Standstill Provisions........................................................42
Section 6.15   Number of Shares Necessary for Minimum Condition.............................42
Section 6.16   Adjustment to Offer Price....................................................42
Section 6.17   Parent Actions Following Consummation of the Offer...........................42

ARTICLE 7      CONDITIONS TO THE CONSUMMATION OF THE MERGER.................................42
Section 7.1    Conditions to the Obligations of Each Party..................................42
Section 7.2    Frustration of Closing Conditions............................................42


ARTICLE 8      TERMINATION, AMENDMENT AND WAIVER............................................43
Section 8.1    Termination..................................................................43
Section 8.2    Effect of Termination........................................................45
Section 8.3    Termination Fee..............................................................45

ARTICLE 9      MISCELLANEOUS................................................................46
Section 9.1    Nonsurvival of Representations...............................................46
Section 9.2    Remedies.....................................................................46
Section 9.3    Successors and Assigns.......................................................47
Section 9.4    Amendment....................................................................47
Section 9.5    Extension and Waiver.........................................................47
Section 9.6    Severability.................................................................47
Section 9.7    Counterparts.................................................................47
Section 9.8    Descriptive Headings.........................................................47
Section 9.9    Notices......................................................................47
Section 9.10   No Third Party Beneficiaries.................................................48
Section 9.11   Entire Agreement.............................................................49
Section 9.12   Construction.................................................................49
Section 9.13   Submission to Jurisdiction...................................................49
Section 9.14   Governing Law................................................................49

ANNEX I - CERTAIN CONDITIONS OF THE OFFER..................................................A-1

                             TABLE OF DEFINED TERMS


Antitrust Laws                                            Section 4.3
Certificate                                               Section 3.1
Certificate of Merger                                     Section 2.3
Closing                                                   Section 2.2
Closing Date                                              Section 2.2
Code                                                      Section 4.11(a)(i)
Company                                                   Preamble
Company Applicable Period                                 Section 6.7(a)
Company Board                                             Section 6.7(a)
Company Common Stock                                      Section 1.1(a)
Company Disclosure Letter                                 Article 4
Company Material Adverse Effect                           Section 4.1
Company Plans                                             Section 4.11(a)
Company Rights Agreement                                  Section 4.4(a)
Company SEC Documents                                     Section 4.5(a)
Company Stock-Based Award                                 Section 2.9(a)(ii)
Company Stockholder Approval                              Section 6.8(d)
Company Stockholder Meeting                               Section 6.8(a)
Company Superior Proposal                                 Section 6.7(b)
Company Takeover Proposal                                 Section 6.7(e)
Confidentiality Agreement                                 Section 6.5
Consummation of the Offer                                 Section 1.4
Delaware Act                                              Section 1.4
Dissenting Stockholders                                   Section 2.8(b)
Effective Time                                            Section 2.3
Employees                                                 Section 6.13(a)
Employee Pension Benefit Plan                             Section 4.11(a)
Employee Welfare Benefit Plan                             Section 4.11(a)
Environmental Law                                         Section 4.12(b)
ERISA                                                     Section 4.11(a)
ESPAP                                                     Section 6.13(g)
Exchange Act                                              Section 1.1(a)
GAAP                                                      Section 4.5(b)
Governmental Entities                                     Section 6.1
Government Contract                                       Section 4.9(b)
Government Subcontract                                    Section 4.9(b)
Hazardous Materials                                       Section 4.12(c)
HSR Act                                                   Section 4.3
Indemnified Losses                                        Section 6.9(a)

Indemnified Parties                                       Section 6.9(a)
Independent Directors                                     Section 1.3(a)
Intellectual Property                                     Section 4.14(b)
Joint Press Release                                       Section 1.1(d)
Laws                                                      Section 1.2(a)
Lien                                                      Section 4.3
Merger                                                    Section 2.1
Merger Consideration                                      Section 2.8(b)
Minimum Condition                                         Section 1.1(a)
Multiemployer Plan                                        Section 4.11(a)(vi)
OFCCP                                                     Section 4.15
Offer                                                     Section 1.1(a)
Offer Documents                                           Section 1.1(e)
Offer Price                                               Section 1.1(a)
Offer to Purchase                                         Section 1.1(a)
Opinion                                                   Section 4.2
Outside Date                                              Section 8.1(b)(i)
Parent                                                    Preamble
Parent Material Adverse Effect                            Section 5.1
Parent SSIP                                               Section 6.13(a)
Paying Agent                                              Section 3.1
Payment Fund                                              Section 3.2(a)
Permitted Liens                                           Section 4.13
Proxy Statement                                           Section 6.8(b)
Purchaser                                                 Preamble
Qualified Person                                          Section 1.3(a)
Rights                                                    Section 4.4(a)
Schedule 14D-9                                            Section 1.2(c)
Schedule TO                                               Section 1.1(e)
SEC                                                       Section 1.1(b)
SECT                                                      Section 2.8(a)
Securities Act                                            Section 4.5(a)
Stock Option                                              Section 2.9(a)(i)
Stock Plans                                               Section 2.9(a)(i)
Significant Subsidiary                                    Section 4.1
Subsidiary                                                Section 2.8(c)
Surviving Corporation                                     Section 2.1
Taxes                                                     Section 4.10(a)
Tax Returns                                               Section 4.10(a)
Termination Fee                                           Section 8.3(a)

                          AGREEMENT AND PLAN OF MERGER


        AGREEMENT AND PLAN OF MERGER dated as of April 24, 2001 among General Dynamics Corporation, a Delaware corporation (the "Parent"), Grail Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Purchaser"), and Newport News Shipbuilding Inc., a Delaware corporation (the "Company").

        The Boards of Directors of the Parent, the Purchaser, and the Company have each determined that a business combination among the Parent, the Purchaser and the Company is desirable and in the best interests of the Parent, the Purchaser and the Company and their respective stockholders. The Boards of Directors of the Parent, the Purchaser and the Company accordingly have each duly adopted resolutions approving this Agreement and the transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1

                                    THE OFFER

        Section 1.1   The Offer.

               (a) Provided that this Agreement shall not have been terminated pursuant to Section 8.1 hereof, as promptly as reasonably practicable, but in no event later than seven business days following the public announcement of the terms of this Agreement (which public announcement shall occur no later than the first business day following the execution of this Agreement), the Purchaser shall, and the Parent shall cause the Purchaser to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) a tender offer (as it may be amended from time to time as permitted by this Agreement, the "Offer") to purchase all of the shares of Common Stock, par value $0.01 per share of the Company ("Company Common Stock") issued and outstanding (including the related Rights, as defined in Section 4.4(a)) at a price of U.S. $67.50 per share, net to the seller in cash (such price, or such higher (or other price if adjusted pursuant to Section 6.16) price per share of Company Common Stock as may be paid in the Offer, being referred to herein as the "Offer Price"). For purposes of this Agreement, the term "business day" shall mean any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time. The obligation of the Purchaser to accept for payment and pay for shares of Company Common Stock (including the related Rights) tendered pursuant to the Offer shall be subject only to the condition that there shall be validly tendered (other than by guaranteed delivery where actual delivery has not occurred) in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of shares of Company Common Stock that, together with the shares of Company Common Stock then owned by the Parent and/or the Purchaser, represents at least a majority of the shares of Company Common Stock outstanding on a fully diluted basis (after giving effect to the conversion or exercise of all outstanding options, warrants and other rights to acquire, and securities exercisable or convertible into, Company Common Stock, whether or not exercised or converted at the time of determination, other than potential dilution attributable to the Rights) (the "Minimum Condition") and to the satisfaction or waiver by the Purchaser as permitted hereunder of the other conditions set forth in Annex I hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") and the related letter of transmittal, each in form reasonably satisfactory to the Company, containing the terms set forth in this Agreement and the conditions set forth in Annex I. Without limiting the foregoing, effective upon Consummation of the Offer (as defined in Section 1.4), the holder of such Company Common Stock (including the related Rights) will sell and assign to the Purchaser all right, title and interest in and to all of the shares of Company Common Stock tendered (including, but not limited to, such holder's right to any and all dividends and distributions with a record date before, and a payment date after, the scheduled or extended expiration date).

               (b) The Purchaser expressly reserves the right, subject to compliance with the Exchange Act, to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that (i) the Minimum Condition may not be waived or changed without the prior written consent of the Company and (ii) no change may be made that changes the form of consideration to be paid, decreases the Offer Price, decreases the number of shares of Company Common Stock sought in the Offer, adds additional conditions to the Offer, modifies any of the conditions to the Offer in a manner adverse to holders of Company Common Stock, makes any other change in the terms of the Offer that is in any manner adverse to the holders of the Company Common Stock or (except as provided in the next sentence and in Section 1.1(c)) changes the expiration date of the Offer, without the prior written consent of the Company. Without the consent of the Company, the Purchaser shall have the right to extend the expiration date of the Offer (which shall initially be 12:00 midnight Eastern time on the date that is the twentieth business day from the commencement date of the Offer, pursuant to Rule 14d-2 under the Exchange Act) from time to time for one or more additional periods of not more than 10 business days (5 business days if only the Minimum Condition remains to be satisfied) (or such longer period as may be approved by the Company), (i) if, immediately before the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or, to the extent permitted, waived, until such conditions are satisfied or waived or (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof (the "SEC") applicable to the Offer or any period required by applicable law.

        If the Purchaser elects to extend the expiration date pursuant to the immediately preceding sentence when the only Offer Condition that is not satisfied (or waived by the Purchaser) is the Minimum Condition, to the extent requested in writing by the Company (which request must be delivered on or before the expiration date), the Purchaser and the Parent shall be deemed to have irrevocably waived all of the Offer Conditions other than the Minimum Condition. In addition, if, at the scheduled or extended expiration date of the Offer, conditions to the Offer have been satisfied or waived and the Minimum Condition has been satisfied but Company Common Stock tendered and not withdrawn pursuant to the Offer constitutes less than 90 percent of the outstanding Company Common Stock, without the consent of the Company, the Purchaser shall (subject to applicable law) have the right to provide for a "subsequent offering period" (as contemplated by Rule 14d-11 under the Exchange Act) for up to 20 business days after the Purchaser's acceptance for payment of the shares of Company Common Stock then tendered and not withdrawn pursuant to the Offer.

               (c) If any of the conditions to the Offer are not satisfied or waived on any scheduled or extended expiration date of the Offer, the Purchaser shall, and the Parent shall cause the Purchaser to, extend the Offer, if such condition or conditions could reasonably be expected to be satisfied, from time to time until such conditions are satisfied or waived; provided, that the Purchaser shall not be required to extend the Offer beyond the Outside Date. Subject to the foregoing and upon the terms and subject to the conditions of the Offer, the Purchaser shall, and the Parent shall cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer and in accordance with Rule 14e-1(c) of the SEC (or as required by Rule 14d-11 under the Exchange Act), all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

               (d) No later than the first business day following execution of this Agreement and subject to the conditions of this Agreement, the Parent shall issue a joint press release with the Company (the "Joint Press Release") regarding this Agreement and its intent to make the Offer and shall file with the SEC the Joint Press Release, under cover of Schedule TO, indicating on the front of such Schedule TO that such filing contains pre-commencement communications.

               (e) On the date of commencement of the Offer, the Parent and the Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO") with respect to the Offer. The Schedule TO will include or incorporate by reference as exhibits the Offer to Purchase and forms of the letter of transmittal and summary advertisement (collectively, together with any supplements or amendments thereto, the "Offer Documents"). The Parent and the Purchaser will take all steps necessary to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock to the extent required by applicable federal securities law. The

        Parent, the Purchaser and the Company each agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. The Parent and the Purchaser agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities law, including applicable SEC rules and regulations thereunder. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to their being filed with the SEC or disseminated to the holders of shares of Company Common Stock. The Purchaser and the Parent also agree to provide the Company and its counsel in writing with any comments the Purchaser, the Parent or their counsel may receive from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after the receipt of such comments and shall consult with and provide the Company and its counsel a reasonable opportunity to review and comment on the response of the Purchaser to such comments prior to responding.

        Section 1.2   Company Action.

               (a) The Company hereby approves of and consents to the Offer. The Company has been advised that all of its directors and executive officers who own shares of Company Common Stock intend to tender their shares of Company Common Stock pursuant to the Offer so long as such action would not result in liability under Section 16(b) of the Exchange Act. In connection with the Offer, the Company will, or will cause its transfer agent to, promptly furnish the Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists in the Company's possession or control of securities positions of shares of Company Common Stock held in stock depositories, in each case as of a recent date, and will provide to the Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as the Parent may reasonably request in connection with the Offer. Subject to the requirements of applicable statutes, laws (including common law), ordinances, rules or regulations (collectively, "Laws"), and, except for such steps as are necessary to disseminate the Schedule TO and the Offer Documents and any other documents necessary to consummate the Offer and the transactions contemplated by this Agreement, the Parent and the Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

               (b) No later than the first business day following execution of this Agreement, and subject to the conditions of this Agreement, the Company shall issue the Joint Press

        Release with the Parent and shall file with the SEC the Joint Press Release, under cover of Schedule 14D-9, indicating on the front of such
        Schedule 14D-9 that such filing contains pre-commencement communications.

               (c) On the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities law, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that shall reflect the recommendations of the Company Board. The Company, the Parent and the Purchaser each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities law. The Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC or disseminated to holders of Company Common Stock. The Company also agrees to provide the Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall consult with and provide the Parent and its counsel a reasonable opportunity to review and comment on the response of the Company to such comments prior to responding.

        Section 1.3   Directors.

               (a) Promptly upon the purchase of and payment for, and as long as the Parent directly or indirectly owns, not less than a majority of the issued and outstanding shares of Company Common Stock on a fully diluted basis by the Parent or any of its direct or indirect Subsidiaries pursuant to the Offer, the Parent shall be entitled to designate for appointment or election to the Company's then existing Board of Directors, upon written notice to the Company, such number of directors, rounded up to the next whole number, on the Board of Directors such that the percentage of its designees on the Board shall equal the percentage of the outstanding shares of Company Common Stock owned of record by the Parent and its direct or indirect Subsidiaries. In furtherance thereof, the Company shall, upon request of the Purchaser, use its reasonable efforts promptly to cause the Parent's designees (and any replacement designees in the event that any designee shall no longer be on the Board of Directors) to be so elected to the Company's Board, and in furtherance thereof, to the extent necessary, increase the size of the Board of Directors or use its reasonable efforts to obtain the resignation of such number of its current directors as is necessary to give effect to the foregoing provision. At such time, the Company shall also, upon the request of the Purchaser, use its reasonable efforts to cause the Persons designated by the Parent to constitute at least the same percentage

        (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors,
        (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board. Notwithstanding the foregoing, until the Effective Time, the Board of Directors of the Company shall have at least two directors who are directors of the Company on the date of this Agreement and who are not officers of the Company or any of its Subsidiaries (the "Independent Directors"); provided, however, that (x) notwithstanding the foregoing, in no event shall the requirement to have at least two Independent Directors result in the Parent's designees constituting less than a majority of the Company's Board of Directors unless the Parent shall have failed to designate a sufficient number of Persons to constitute at least a majority and (y) if the number of Independent Directors shall be reduced below two for any reason whatsoever (or if immediately following Consummation of the Offer there are not at least two then-existing directors of the Company who (1) are Qualified Persons (as defined below) and (2) are willing to serve as Independent Directors), then the number of Independent Directors required hereunder shall be one, unless the remaining Independent Director is able to identify a person, who is not an officer or Affiliate of the Company, the Parent or any of their respective Subsidiaries (any such person being referred to herein as a "Qualified Person"), willing to serve as an Independent Director, in which case such remaining Independent Director shall be entitled to designate any such Qualified Person or Persons to fill such vacancy, and such designated Qualified Person shall be deemed to be an Independent Director for purposes of this Agreement, or if no Independent Directors then remain, the other Directors shall be required to designate two Qualified Persons to fill such vacancies, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.

               (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to stockholders the information required by such
        Section 14(f) and Rule 14f-1 (which the Company shall mail together with the Schedule 14D-9 if it receives from the Parent and the Purchaser the information below on a basis timely to permit such mailing) as is necessary to fulfill the Company's obligations under Section 1.3(a). The Company's obligations to appoint the Parent's designees to the Company's Board of Directors shall be subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Parent or the Purchaser shall supply the Company in writing any information with respect to either of them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1 as is necessary in connection with the appointment of any of the Parent's designees under Section 1.3(a). The provisions of Section 1.3(a) are in addition to and shall not limit any rights that the Purchaser, the Parent or any of their Affiliates may have as a holder or beneficial owner of shares of Company Common Stock as a matter of law with respect to the election of directors or otherwise.

               (c) Following the election or appointment of the Parent's designees pursuant to Section 1.3(a), the approval by affirmative vote or written consent of all of the Independent Directors then in office (or, if there shall be only one Independent Director then in office, the Independent Director) shall be required to authorize (and such authorization shall constitute the authorization of the Company's Board of Directors and no other action on the part of the Company, including any action by any committee thereof or any other director of the Company, shall, unless otherwise required by law, be required or permitted to authorize) (i) any amendment or termination of this Agreement by the Company, (ii) any extension of time for performance of any obligation or action hereunder by the Parent or the Purchaser or
        (iii) any waiver or exercise of any of the Company's rights under this Agreement.

        Section 1.4 Merger Without Meeting of Stockholders. If following first acceptance for payment of shares of Company Common Stock by the Purchaser pursuant to the Offer (the "Consummation of the Offer") (or any subsequent offering period), the Purchaser owns at least 90 percent of the outstanding shares of Company Common Stock, each of the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the Company Stockholder Meeting, in accordance with Section 253 of the Delaware General Corporation Law (the "Delaware Act").

                                    ARTICLE 2

                                   THE MERGER

        Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.3) the Purchaser will be merged (the "Merger") with and into the Company in accordance with the provisions of the Delaware Act. Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Purchaser will cease.

        Section 2.2 The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") will take place at the offices of Jenner & Block, LLC, 601 13th Street, N.W., Washington, D.C. 20005, at 10:00 a.m., local time, no later than the third business day following the satisfaction or waiver, to the extent permitted by applicable Laws, of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions), or at such other date, time or place as the Parent and the Company may agree. The date upon which the Closing occurs is referred to in this Agreement as the "Closing Date."

        Section 2.3 Effective Time. Upon the terms and subject to the conditions of this Agreement, on the date of the Closing (or on such other date as the Parent and the Company may agree), the Parent, the Purchaser and the Company shall file with the Secretary of State of the

State of Delaware a certificate of merger (or certificate of ownership and merger, as the case may be) (the "Certificate of Merger") executed and acknowledged in accordance with Section 251 (or Section 253, as the case may be) of the Delaware Act, and shall make all other filings or recordings required under the Delaware Act. The Merger (whether effected pursuant to Section 251 or
Section 253 of the Delaware Act) shall become effective on the later of the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

        Section 2.4 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and Section 259 of the Delaware Act. Without limiting the generality of the foregoing, as of the Effective Time, all properties, rights, privileges, powers and franchises of the Company and the Purchaser will vest in the Surviving Corporation and all debts, liabilities and duties of the Company and the Purchaser will become debts, liabilities and duties of the Surviving Corporation.

        Section 2.5 Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation, until amended by the Surviving Corporation pursuant to the Delaware Act and subject to the provisions of
Section 6.9(e).

        Section 2.6 Directors. The directors of the Purchaser at the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by law.

        Section 2.7 Officers. The officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by law.

        Section 2.8 Conversion of Company Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or any shares of capital stock of the
Purchaser:

               (a) All shares of Company Common Stock that are owned by the Company, any Subsidiary of the Company, the Parent or any Subsidiary of the Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor; provided that shares of Company Common Stock held beneficially or of record by any Stock Plan or Company Plan or in accordance with the provisions of the Company's Amended and Restated Stock Employee Compensation Trust Agreement dated as of August 1, 2000 among the Company and Wachovia Bank, N.A. (the "SECT") shall not be deemed to be held by the Company regardless of whether the Company has, directly or indirectly, the power to vote or control the disposition of such shares.

               (b) Each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.8(a) and any shares that are held by stockholders exercising appraisal rights pursuant to Section 262 of the Delaware Act ("Dissenting Stockholders")) issued and outstanding immediately prior to the Effective Time, including any shares of Company Common Stock held beneficially or of record by any Stock Plan or Company Plan or in accordance with the provisions of the SECT, shall be converted into the right to receive the Offer Price in cash, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the Certificate (as defined in Section 3.1) formerly representing such share in the manner provided in Section 3.2. All such shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Certificate in accordance with Section 3.2, without interest.

               (c) The term "Subsidiary" as used in this Agreement means any corporation, partnership, limited liability company or other business entity 50 percent or more of the outstanding voting equity securities of which are owned, directly or indirectly, by the Company or the Parent, as applicable.

        Section 2.9   Stock Options; Equity-Based Awards

              (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such other actions (if any) as may be required to effect the following:

                  (i) each option to purchase shares of Company Common Stock (a "Stock Option") granted under any stock option plan, program, agreement or arrangement of the Company or any of its Subsidiaries (collectively, the "Stock Plans;" for the avoidance of doubt, the term "Stock Plan" does not include the Company's Deferred Compensation Plan or Deferred Compensation Plan for Nonemployee Directors) which is outstanding and unexercised immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, whether vested or unvested, may be surrendered immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, with the holder thereof becoming entitled to receive a payment in cash from the Company in an amount equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Stock Option and (b) the number of shares of Company Common Stock subject to such Stock Option; notwithstanding the foregoing, this Section 2.9(a)(i) will not apply to the ESPAP (as defined in Section 6.13(g)) and the rights thereunder;

                  (ii) each right of any kind, whether vested or unvested, contingent or accrued, to acquire or receive shares of Company Common Stock or to receive benefits measured by the value of a number of shares of Company Common Stock, that may be held, awarded, outstanding, credited, payable or reserved for issuance under the Stock Plans (including, without limitation, restricted stock and performance shares or awards), except for Stock Options (each, a "Company Stock-Based Award") outstanding immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, whether vested or unvested, shall fully vest (at the maximum level of possible payout, if applicable), and may be surrendered immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, with the holder thereof becoming entitled to receive a payment, in cash from the Company in an amount equal to the product of (x) the Merger Consideration and (y) the number of shares of Company Common Stock subject to such Company Stock-Based Award;

                  (iii) any cash payments required to be made pursuant to
                        Section 2.9(a)(i) or 2.9(a)(ii) are to be made (subject to applicable withholding and payroll taxes) by the Company promptly following the Consummation of the Offer, but in any event within one business day following Consummation of the Offer;

                  (iv) each Stock Option granted under the Stock Plans that is not surrendered for cash in accordance with Section 2.9(a)(i), and that is outstanding and unexercised immediately prior to the Effective Time, shall be canceled immediately prior to the Effective Time, with the holder thereof becoming entitled to receive a payment in cash from the Surviving Corporation in an amount equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of the Company Common Stock subject to such Stock Option and (b) the number of shares of Company Common Stock subject to such Stock Option;

                   (v) each Company Stock-Based Award that is not surrendered for cash in accordance with Section 2.9(a)(ii), and that is outstanding immediately prior to the Effective Time, shall be cancelled immediately prior to the Effective Time, with the holder thereof becoming entitled to receive a payment in cash from the Surviving Corporation in an amount equal to the product of (x) the Merger Consideration and (y) the number of shares of Company Common Stock subject to such Company Stock-Based Award; and

                   (vi)   any cash payments required to be made pursuant to
                          Section 2.9(a)(iv) or 2.9(a)(v) are to be made (subject to applicable withholding and payroll taxes) by the Surviving Corporation promptly following the Effective Time, but in any event within one business day following the Effective Time.

              (b) Except to the extent permitted by Section 6.3, no additional Stock Options, Company Stock-Based Awards or other equity-based awards or other rights to acquire Company Common Stock will be granted pursuant to the Stock Plans or otherwise after the date of this Agreement.

              (c) The Company Board, or applicable committee thereof, will grant all approvals and take all other actions required pursuant to Rules 16b-3 under the Exchange Act to cause the disposition in the Merger of Company Common Stock, Company Stock-Based Awards and Stock Options to be exempt from the provisions of Section 16(b) of the Exchange Act.

        Section 2.10 Conversion of the Purchaser Common Stock. Each share of the Common Stock, par value $0.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of the Common Stock, par value $0.01 per share, of the Surviving Corporation.

                                    ARTICLE 3

                                     PAYMENT

        Section 3.1 Surrender of Certificates. From and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (a "Certificate") will be entitled to receive in exchange therefor, upon surrender thereof to a paying agent (the "Paying Agent") to be designated by the Parent prior to the Effective Time with approval of the Company, which approval shall not be unreasonably withheld, the Merger Consideration in accordance with the provisions of Article 2 and this

Article 3. No interest will be payable on the Merger Consideration to be paid to any holder of a Certificate irrespective of the time at which such Certificate is surrendered for exchange.

        Section 3.2   Paying Agent; Certificate Surrender Procedures.

               (a) As soon as reasonably practicable following the Effective Time, the Parent will deposit, or cause to be deposited, with the Paying Agent, an amount in cash sufficient to provide all funds necessary for the Paying Agent to make payment of the Merger Consideration pursuant to
        Section 2.8 (the "Payment Fund"). Pending payment of such funds to the holders of Certificates for shares of Company Common Stock, such funds will be held and may be invested by the Paying Agent as the Parent directs (so long as such directions do not impair the rights of holders of Company Common Stock) in the direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest or commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or the Parent, as the Parent directs. The Parent will promptly replace any monies lost through any investment made pursuant to this Section 3.2(a).

               (b) As soon as reasonably practicable after the Effective Time, the Parent will instruct the Paying Agent to mail to each record holder of a Certificate (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to such Certificates will pass, only upon delivery of the Certificate to the Paying Agent and will be in such form and have such other provisions as the Parent will reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates for the Merger Consideration. Commencing immediately after the Effective Time, upon the surrender to the Paying Agent of such Certificate or Certificates, together with a duly executed and completed letter of transmittal and all other documents and other materials required by the Paying Agent to be delivered in connection therewith, the holder will be entitled to receive the Merger Consideration in accordance with the provisions of
        Section 2.8.

        Section 3.3 Transfer Books. The stock transfer books of the Company will be closed at the Effective Time and no transfer of any shares of Company Common Stock outstanding immediately prior to the Effective Time will thereafter be recorded on any of the stock transfer books. In the event of a transfer of ownership of any Company Common Stock prior to the Effective Time that is not registered in the stock transfer records of the Company at the Effective Time, the Merger Consideration will be paid to the transferee in accordance with the provisions of Section 3.2(b) only if the Certificate is surrendered as provided in Section 3.2 and accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer taxes.

        Section 3.4 Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed one hundred eighty (180) days after the Effective Time will be delivered to the Parent upon demand, and each holder of Company Common Stock who has not theretofore surrendered Certificates in accordance with the provisions of this Article 3 will thereafter look only to the Parent for satisfaction of such holder's claims for the Merger Consideration.

        Section 3.5 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the fair cash value of such holder's shares of Company Common Stock, as provided in
Section 262 of the Delaware Act, such shares shall not be converted into or be exchangeable for the right to receive the Merger Consideration except as provided in this Section 3.5, and the Company shall give the Parent notice of any demand for appraisal rights under Section 262 of the Delaware Act received by the Company, and the Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of the Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to an appraisal under Section 262 of the Delaware Act, the shares of Company Common Stock held by such Dissenting Stockholder shall thereupon be treated as though such shares had been converted into the right to receive the Merger Consideration at the Effective Time pursuant to Section 2.8.

        Section 3.6 Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to
Section 2.8.

        Section 3.7 No Rights as Stockholder. From and after the Effective Time, the holders of Certificates will cease to have any rights as a stockholder of the Surviving Corporation except as otherwise provided in this Agreement or by applicable law, and the Parent will be entitled to treat each Certificate that has not yet been surrendered for exchange solely as evidence of the right to receive the Merger Consideration in accordance with the provisions of Article 2 hereof and this Article 3, provided, however, that each holder of a Certificate that has become entitled to any declared and unpaid dividend will continue to be entitled to such dividend following the Effective Time, and the Surviving Corporation will pay such dividend to such holder in the amount and on the date specified therefor by the Board of Directors of the Company at the time of declaration thereof.

        Section 3.8 Withholding. The Parent will be entitled to deduct and withhold from the Merger Consideration otherwise payable to any former holder of Company Common Stock all amounts relating to federal and state income and payroll taxes required by law to be deducted or withheld therefrom.

        Section 3.9 Escheat. Neither the Parent, the Purchaser nor the Company will be liable to any former holder of Company Common Stock for any portion of the Merger Consideration delivered to any public official pursuant to any applicable abandoned property, escheat or similar law. In the event any Certificate has not been surrendered for the Merger Consideration prior to the sixth anniversary of the Closing Date, or prior to such earlier date as of which such Certificate or the Merger Consideration payable upon the surrender thereof would otherwise escheat to or become the property of any governmental entity, then the Merger Consideration otherwise payable upon the surrender of such Certificate will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all rights, interests and adverse claims of any person.

                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to the Parent and the Purchaser that except as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with the SEC since December 31, 1999, and publicly available prior to the date of this Agreement or as disclosed in the letter dated as of the date of this Agreement from the Company to the Parent (the "Company Disclosure Letter"):

        Section 4.1 Organization. The Company and each of its Subsidiaries is
(a) a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently being conducted, and (c) is in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to conduct business as a foreign corporation in each other jurisdiction where such qualification is required, except, in the case of clauses (a) (as it relates to the Subsidiaries), (b) and
(c) above, where such failure, individually or in the aggregate, is not reasonably likely to have a material adverse effect on the business, financial condition, operations or results of operations of the Company and its Subsidiaries taken as a whole (other than changes or effects relating to the economy in general, the securities markets in general or the shipbuilding or defense industries in general and not specifically relating to the Company) or the ability of the Company to consummate the Merger and to perform its obligations under this Agreement (a "Company Material Adverse Effect"). The Company has delivered to the Parent correct and complete copies of its certificate of incorporation and bylaws, as presently in effect, and, upon request, will make available to the Parent after the date of this Agreement correct and complete copies of the charters and bylaws, as presently in effect, of each of its "significant subsidiaries", as such term is defined in Regulation S-X of the Exchange Act (the "Significant Subsidiaries").

        Section 4.2 Authorization of Transaction; Enforceability. The Company has full corporate power and authority and has taken all requisite corporate action to enable it to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder, other than obtaining the Company Stockholder Approval (as defined in Section 6.8(d)), if necessary, and the filing of the Certificate of Merger. The Board of Directors of the Company, at a meeting thereof duly called and held, has duly adopted resolutions by unanimous vote approving this Agreement, the Merger and the other transactions contemplated hereby, determining that the terms and conditions of this Agreement, the Merger and the other transactions contemplated hereby are in the best interests of the Company and its stockholders and recommending that the Company's stockholders approve this Agreement. The foregoing resolutions of the Board of Directors of the Company have not been modified, supplemented or rescinded and remain in full force and effect as of the date of this Agreement. In connection with its adoption of the foregoing resolutions, the Board of Directors of the Company received the opinion (the "Opinion") of Credit Suisse First Boston Corporation, financial advisor to the Board of Directors of the Company, to the effect that, as of the date of such opinion, the Offer Price and the Merger Consideration are fair to the holders of shares of Company Common Stock (other than the Parent and its affiliates), from a financial point of view. The Company will deliver to the Parent a correct and complete copy of such Opinion, promptly following receipt thereof. Assuming due execution and authorization by the Parent and the Purchaser, this Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors' rights generally and by general principals of equity relating to enforceability.

        Section 4.3 Noncontravention; Consents. Except for (a) filings and approvals necessary to comply with the applicable requirements of the Exchange Act and the "blue sky" laws and regulations of various states, (b) the filing of a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act of 1976, as amended (the "HSR Act"), and any other filing required pursuant to any other applicable competition, merger control, antitrust or similar law or regulation (together with the HSR Act, the "Antitrust Laws"), (c) the filing of the Certificate of Merger pursuant to the Delaware Act and any applicable documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (d) any filings required under the rules and regulations of the New York Stock Exchange and (e) to the extent set forth in the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will constitute a violation of, be in conflict with, constitute or create (with or without notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration with respect to, or result in the creation or imposition of any lien, encumbrance, security interest or other claim (a "Lien") upon any property of the Company or any of its Subsidiaries pursuant to (i) the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, (ii) any constitutional provision, law, rule, regulation, permit, order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries is subject or (iii) any agreement or commitment to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties is bound or subject, except, in the case of clauses (ii) and (iii) above, for such matters which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

        Section 4.4   Capitalization.

               (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 70 million shares of Company Common Stock, par value $0.01 per share, and 10 million shares of Preferred Stock, par value $0.01 per share, of which 400,000 shares have been designated as Series A Participating Cumulative Preferred Stock, par value $0.01 per share, none of which shares of preferred stock have been issued. As of the close of business on April 19, 2001, (i) 35,396,356 shares of Company Common Stock were issued and outstanding, (ii) 33,912 shares of Company Common Stock were subject to restricted stock grants,
        (iii) 2,239 shares were held by the Company as treasury shares, (iv) 21,690,000 shares were reserved for issuance pursuant to the Stock Plans, and (v) 400,000 shares of Company Series A Participating Cumulative Preferred Stock were reserved for issuance in connection with the rights (the "Rights") issued pursuant to the Rights Agreement dated as of June 10, 1998 (as amended from time to time) (the "Company Rights Agreement") between the Company and First Chicago Trust Company of New York, as Rights Agent. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable.

               (b) Other than (i) Stock Options to acquire an aggregate of not more than 2,836,743 shares of Company Common Stock granted by the Company to current and former directors, officers, employees and advisors of the Company and its Subsidiaries, and (ii) the Rights, as of the date of this Agreement, there are no outstanding or authorized options, warrants, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company or any of its Significant Subsidiaries to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, dividend equivalent rights or similar rights with respect to the Company or any of its Significant Subsidiaries. The Company Disclosure Letter sets forth the aggregate number of outstanding Stock Options and the aggregate number of Company Stock-Based Awards and the average weighted exercise price of the Stock Options and the average weighted base price of the Company Stock-Based Awards.

               (c) As of the date of this Agreement the trust under the SECT is the owner of 5,866,096 shares of Company Common Stock.

               (d) Neither the Company nor any of its Significant Subsidiaries is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company or any of its Significant Subsidiaries.

               (e) Prior to the date of this Agreement, the Company Board has not declared any dividend or distribution with respect to the Company Common Stock the record or payment date for which is on or after the date of this Agreement.

               (f) All of the outstanding shares of the capital stock of each of the Company's Subsidiaries have been validly issued, are fully paid and nonassessable and as of the date of this Agreement are owned by the Company or one of its Subsidiaries, free and clear of any Lien other than Permitted Liens, except where the failure to be validly issued, fully paid or nonassessable is not reasonably likely to have a Company Material Adverse Effect. Except for its Subsidiaries, as of the date of this Agreement, the Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, limited liability company, joint venture or other entity.

               (g) The number of shares of Company Common Stock required to be validly tendered to satisfy the Minimum Condition, calculated as of April 19, 2001, is 19,116,550.

        Section 4.5   Company Reports; Proxy Statement.

               (a) The Company has since December 31, 1999 filed all reports, forms, statements and other documents (collectively, together with all financial statements included or incorporated by reference therein, the "Company SEC Documents") required to be filed by the Company with the SEC pursuant to the provisions of the Securities Act of 1933 (as amended, the "Securities Act"), or Section 12(b), 12(g) or 15(d) of the Exchange Act. Each of the Company SEC Documents, as of its filing date, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of the Company SEC Documents, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any reports, forms, statements or other documents pursuant to the Securities Act or Section 12(b), 12(g) or 15(d) of the Exchange Act.

               (b) Each of the consolidated financial statements (including related notes) included in the Company SEC Documents presented fairly in all material respects the consolidated financial condition, cash flows and results of operations of the Company and its Subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the financial statements (including related notes) included in the Company SEC Documents has been prepared in accordance with United States generally accepted accounting principles ("GAAP"), consistently applied during the periods involved, except (i) as noted therein, (ii) to the extent required by changes in GAAP or (iii) in the case of unaudited interim financial statements, normal recurring year-end audit adjustments and as permitted by Form 10-Q of the SEC.

               (c) The Schedule 14D-9 and the Proxy Statement to be filed by the Company pursuant to this Agreement will comply in all material respects with the applicable requirements of the Exchange Act and will not, at the time the Schedule 14D-9 or the definitive Proxy Statement is filed with the SEC, as the case may be, and mailed to the stockholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made herein by the Company with respect to any information, if any, supplied by the Parent or the Purchaser for inclusion in the Schedule 14D-9 or the Proxy Statement. The information regarding the Company to be provided to the Parent and the Purchaser for inclusion in the Schedule TO will not, at the time such information is provided, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 4.6 No Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due) except for (a) liabilities and obligations referenced (whether by value or otherwise) or reflected in the Company SEC Documents, (b) liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since December 31, 2000, and
(c) other liabilities and obligations which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

        Section 4.7 Absence of Material Adverse Effect and Certain Events. Since December 31, 2000 to the date of this Agreement, (i) there has not been a Company Material Adverse Effect nor has there occurred any event, change, effect or development which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, or property) with respect to any capital stock of the Company or any purchase, redemption or other acquisition for value by the Company of any capital stock except in the ordinary course of business, consistent with past practice; (iii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company; (iv) (A) any granting by the Company or any Subsidiary of the Company to any director or executive officer of the Company or any Subsidiary of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of December 31, 2000, (B) any granting by the Company or any Subsidiary of the Company to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of December 31, 2000, or (C) any entry by the Company or any Subsidiary of the Company into any employment, severance or termination agreement with any such director or executive officer; (v) any change in accounting methods, principles or practices by the Company or any Subsidiary of the Company materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or by Law; or (vi) any material elections with respect to Taxes by the Company or any Subsidiary of the Company (other than those elections reflected on Tax Returns filed as of the date hereof) or settlement or compromise by the Company or any Subsidiary of the Company of any material Tax Liability or refund.

        Section 4.8   Litigation and Legal Compliance.

               (a) As of the date of this Agreement, the Company Disclosure Letter sets forth each instance in which the Company or any of its Subsidiaries is (i) subject to any material unsatisfied judgment order, decree, stipulation, injunction or charge or (ii) a party to or, to the Company's knowledge, threatened to be made a party to any material charge, complaint, action, suit, proceeding or hearing of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, except for judgments, orders, decrees, stipulations, injunctions, charges, complaints, actions, suits, proceedings and hearings which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. As of the date of this Agreement, there are no judicial or administrative actions or proceedings pending or, to the Company's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by the Company in connection with this Agreement, which, if adversely determined, are reasonably likely to have a Company Material Adverse Effect.

               (b) Except for instances of noncompliance which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, and except for Taxes and Environmental Laws, which are the subject of Section 4.10 and Section 4.12, respectively, the Company and its Subsidiaries are in compliance with each constitutional provision, law, rule, regulation, permit, order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries is subject.

        Section 4.9   Contract Matters.

               (a) Neither the Company nor any of its Subsidiaries is in default or violation of (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation of) any term, condition or provision of any note, mortgage, indenture, loan agreement, other evidence of indebtedness, guarantee, license, lease, agreement or other contract, instrument or contractual obligation to which the Company or any of its Subsidiaries is a party or by which any of their respective assets is bound, except for any such default or violation which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

               (b) With respect to each contract, agreement, bid or proposal between the Company or any of its Subsidiaries and any domestic or foreign government or governmental agency, including any facilities contract for the use of government-owned facilities (a "Government Contract"), and each contract, agreement, bid or proposal that is a subcontract between the Company or any of its Subsidiaries and a third party relating to a contract between such third party and any domestic or foreign government or governmental agency (a "Government Subcontract"), (i) the Company and each of its Subsidiaries have complied with all terms and conditions of such Government Contract or Government Subcontract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein, (ii) the Company and each of its Subsidiaries have complied with all requirements of all laws, rules, regulations or agreements pertaining to such Government Contract or Government Subcontract, including where applicable the Cost Accounting Standards disclosure statement of the Company or such Subsidiary, (iii) as of the date of this Agreement, neither the United States government nor any prime contractor, subcontractor or other person or entity has notified the Company or any of its Subsidiaries, in writing or orally, that the Company or any of its Subsidiaries has breached or violated any law, rule, regulation, certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Subcontract, (iv) neither the Company nor any of its Subsidiaries has received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to such Government Contract or Government Subcontract, (v) as of the date of this Agreement, other than in the ordinary course of business, no cost incurred by the Company or any of its Subsidiaries pertaining to such Government Contract or Government Subcontract has been questioned or challenged, is the subject of any audit or investigation or has been disallowed by any government or governmental agency, and (vi) as of the date of this Agreement, no payments due to the Company or any of its Subsidiaries pertaining to such Government Contract or Government Subcontract has been withheld or set off, nor has any claim been made to withhold or set off money, and the Company and its Subsidiaries are entitled to all progress payments received to date with respect thereto, except in each such case for any such failure, noncompliance, breach, violation, termination, cost, investigation, disallowance or payment which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

               (c) To the Company's knowledge, neither the Company nor any of its Subsidiaries, any of the respective directors, officers, employees, consultants or agents of the Company or any of its Subsidiaries is or since January 1, 2000 has been under administrative, civil or criminal investigation, indictment or information by any government or governmental agency or any audit or in investigation by the Company or any of its Subsidiaries with respect to any alleged act or omission arising under or relating to any Government Contract or Government Subcontract except for any investigation, indictment, information or audit relating to matters which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

               (d) There exist (i) no material outstanding claims against the Company or any of its Subsidiaries, either by any government or governmental agency or by any prime contractor, subcontractor, vendor or other person or entity, arising under or relating to any Government Contract or Government Subcontract, and (ii) no disputes between the Company or any of its Subsidiaries and the United States government under the Contract Disputes Act or any other federal statute or between the Company or any of its Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract, except for any such claim or dispute which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has (i) any interest in any pending or potential material claim against any government or governmental agency or (ii) any interest in any pending claim against any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Subcontract, which, if adversely determined against the Company, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

               (e) Since January 1, 2000, neither the Company nor any of its Subsidiaries has been debarred or suspended from participation in the award of contracts with the United States government or any other government or governmental agency (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). To the Company's knowledge, there exists no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company, any of its Subsidiaries or any of their respective directors, officers or employees. No payment has been made by or on behalf of the Company or any of its Subsidiaries in connection with any Government Contract or Government Subcontract in violation of applicable procurement laws, rules and regulations or in violation of, or requiring disclosure pursuant to, the Foreign Corrupt Practices Act, as amended, except for any such violation or failure to disclose which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

        Section 4.10  Tax Matters.

               (a) For each taxable period beginning on or after January 1, 1997, the Company and each of its Subsidiaries have timely filed all required returns, declarations, reports, claims for refund or information returns and statements, including any schedule or attachment thereto (collectively "Tax Returns"), relating to any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other tax, fee, assessment or charge, including any interest, penalty or addition thereto and including any liability for the taxes of any other person or entity under Treasury Regulation Section 1.1502-6 (or any similar state, local or foreign law, rule or regulation), and any liability in respect of any tax as a transferee or successor, by law, contract or otherwise (collectively "Taxes"), and all such Tax Returns are accurate and complete in all respects, except to the extent any such failure to file or any such inaccuracy in any filed Tax Return, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. All Taxes owed by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid or adequately reserved for in accordance with generally accepted accounting principles in the financial statements of the Company, except to the extent any such failure to pay or reserve, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

               (b) No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries and no requests for waivers of the time to assess any such Taxes are pending, except (i) requests for waivers for income Taxes for periods referred to in Section 4.10(c) (or subsequent periods) or (ii) to the extent any such deficiency or request for waiver, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

               (c) The Company Disclosure Letter sets forth the periods, as of the date of this Agreement, of the federal income Tax Returns of the Company and its Subsidiaries being examined by the Internal Revenue Service.

               (d) Except for Liens for current Taxes not yet due and payable or which are being contested in good faith, there is no Lien affecting any of the assets or properties of the Company or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax, except for Liens which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

               (e) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement with any person other than the Company or any of its Subsidiaries other than the agreement dated as of December 11, 1996 between the Company, Tenneco Inc., New Tenneco Inc. and El Paso National Gas Company.

        Section 4.11  Employee Benefit Matters.

               (a) The Company has made available to the Parent each plan, program, agreement or arrangement constituting a material employee welfare benefit plan (an "Employee Welfare Benefit Plan") as defined in
        Section 3(1) of the Employee

        Retirement Income Security Act of 1974 (as amended, "ERISA"), or a material employee pension benefit plan (an "Employee Pension Benefit Plan") as defined in Section 3(2) of ERISA, and each other material employee benefit plan, agreement, program or arrangement or employment practice maintained by the Company or any of its Subsidiaries with respect to any of its current or former employees or to which the Company or any of the Company Subsidiaries contributes or is required to contribute with respect to any of its current or former employees (collectively, the "Company Plans"). With respect to each Company Plan:

                      (i) such Company Plan (and each related trust, insurance
               contract or fund) has been administered in a manner consistent in all respects with its written terms and complies in form and operation with the applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code") and other applicable laws, except for failures of administration or compliance which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect;

                      (ii) all required reports and descriptions (including Form
               5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been filed or distributed appropriately with respect to such Company Plan, except for failures of filing or distribution which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect;

                      (iii) the requirements of Part 6 of Subtitle B of Title I
               of ERISA and Section 4980B of the Code have been met with respect to each such Company Plan which is an Employee Welfare Benefit Plan, except for failures which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect;

                      (iv) all material contributions, premiums or other
               payments (including all employer contributions and employee salary reduction contributions) that are required to be made under the terms of any Company Plan have been timely made or have been reflected on the financial statements contained in the Company's most recent Form 10-K or Form 10-Q included in the Company SEC Documents except for failures which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect;

                      (v) each such Company Plan which is an Employee Pension
               Benefit Plan (other than a plan that is exempt from the requirements of Parts 2, 3 and 4 of Title I of ERISA) intended to be a "qualified plan" under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and no event has occurred which could reasonably be expected to cause the loss, revocation or denial of any such favorable determination letter except where the lack of a favorable determination letter is not reasonably likely to have a Company Material Adverse Effect;

                      (vi) the Company has made available and will continue to
               make available to the Parent, upon its request, correct and complete copies of the plan documents and most recent summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, the most recent actuarial report, the most recent audited financial statements, and all related trust agreements, insurance contracts and other funding agreements that implement such Company Plan (but excluding the failure to make available any such document which is not material). The valuation summaries provided by the Company to the Parent reasonably represent the assets and liabilities attributable to each Company Plan which is an Employee Pension Benefit Plan (other than any "multiemployer plan" as defined in Section 3(37) of ERISA ("Multiemployer Plan")) or an Employee Welfare Benefit Plan providing retiree medical or life benefits calculated in accordance with the Company's past practices, but excluding any failure which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect;

                      (vii) no Company Plan which is an Employee Pension Benefit
               Plan has been amended in any manner which would require the posting of security under Section 401(a)(29) of the Code or
               Section 307 of ERISA, except any such action which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect; and

                      (viii) neither the Company nor any of its Subsidiaries has communicated to any employee (excluding internal memoranda to management) any plan or commitment, whether or not legally binding, to create any additional material employee benefit plan or to materially modify or change any Company Plan affecting any employee or terminated employee of the Company or any of its Subsidiaries, except any such action which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

               (b) With respect to each Employee Welfare Benefit Plan or Employee Pension Benefit Plan that the Company or any of its Subsidiaries maintains or ever has maintained, or to which any of them contributes, ever has contributed or ever has been required to contribute:

                      (i) no such Employee Pension Benefit Plan (other than any
               Multiemployer Plan) has been completely or partially terminated (other than any termination which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect), no reportable event (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived, as to which notices would be required to be filed with the Pension Benefit

               Guaranty Corporation, has occurred but has not yet been so reported (but excluding any failure to report which, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect), and no proceeding by the Pension Benefit Guaranty Corporation to terminate such Employee Pension Benefit Plan (other than any Multiemployer
               Plan) has been instituted;

                      (ii) there have been no non-exempt prohibited transactions
               (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to such plan, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plan, and no action, suit, proceeding, hearing or, to the Company's knowledge, investigation with respect to the administration or the investment of the assets of such plan (other than routine claims for benefits) is pending or, to the Company's knowledge, threatened, but excluding, from each of the foregoing, events or circumstances which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect; and

                      (iii) other than routine claims for benefits, none of the
               Company or any of its Subsidiaries or related entities has incurred, and the Company has no reason to expect that the Company or any of its Subsidiaries or related entities will incur, any liability under Subtitle C or D Title IV of ERISA or under the Code with respect to any Company Plan that is an Employee Pension Benefit Plan, other than liabilities which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect;

               (c) Neither the Company nor any of its Subsidiaries presently contributes to, nor, since January 1, 1997, have they been obligated to contribute to, a Multiemployer Plan, other than obligations which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

               (d) Other than pursuant to a Company Plan, neither the Company nor any of its Subsidiaries has any obligation to provide medical, health, life insurance or other welfare benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code), other than obligations which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

               (e) Except as set forth in Section 4.11(e) of the Company Disclosure Letter, no Company Plan contains any provision that would prohibit the transactions contemplated by this Agreement, would give rise to any severance, termination or other payments as a result of the transactions contemplated by this Agreement (alone or together with the occurrence of any other event), or would cause any payment, acceleration or increase in benefits provided by any Company Plan as a result of the transactions contemplated by this Agreement (alone or together with the occurrence of any other event), but excluding any benefit acceleration or increase which would not have a Company Material Adverse Effect.

        Section 4.12  Environmental Matters.

               (a) Except for matters which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries are, and, to the Company's knowledge, since January 1, 1999 have been in compliance in all respects with all Environmental Laws (as defined in Section 4.12(b)) in connection with the ownership, use, maintenance and operation of their owned, operated or leased real property used by them and otherwise in connection with their operations, (ii) neither the Company nor any of its Subsidiaries has any liability, whether contingent or otherwise, under, or for any violations of, any Environmental Law, (iii) no written notices of any violation or alleged violation of, non-compliance or alleged noncompliance with or any liability under, any Environmental Law have been received by the Company or any of its Subsidiaries since January 1, 1999 that are currently outstanding and unresolved as of the date of this Agreement, and, to the Company's knowledge, there are no other outstanding notices that are unresolved for which the Company or any of its Subsidiaries have responsibility, (iv) there are no administrative, civil or criminal writs, injunctions, decrees, orders or judgments outstanding or any administrative, civil or criminal actions, suits, claims, proceedings or, to the Company's knowledge, investigations pending or, to the Company's knowledge, threatened, relating to compliance with or liability under any Environmental Law affecting the Company or any of its Subsidiaries, (v) the Company and its Subsidiaries possess valid environmental permits required by any Environmental Law in connection with the ownership, use, maintenance and operation of its owned, operated and leased real property, and (vi) to the knowledge of the Company, no material changes to or alterations of the practices or operations of the Company or any of its Subsidiaries as presently conducted are anticipated to be required in the future in order to permit the Company and its Subsidiaries to continue to comply in all material respects with all applicable Environmental Laws. The Company Disclosure Letter sets forth the amount reserved as of December 31, 2000 by the Company for compliance with all Environmental Laws.

               (b) The term "Environmental Law" as used in this Agreement means any applicable and binding law, rule, regulation, permit, order, writ, injunction, judgment or decree with respect to the preservation of the environment or the promotion of worker health and safety, including any such law, rule, regulation, permit, order, writ, injunction, judgment or decree relating to Hazardous Materials (as defined in Section 4.12(c)). Without limiting the generality of the foregoing, the term will encompass each of the following statutes and the regulations promulgated thereunder, each as amended (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, (ii) the Solid Waste Disposal Act, (iii) the Hazardous Materials Transportation Act, (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, (vii) the Safe Drinking Water Act, (viii) the National Environmental Policy Act of 1969, (ix) the

        Superfund Amendments and Reauthorization Act of 1986, (x) Title III of the Superfund Amendments and Reauthorization Act, (xi) the Federal Insecticide, Fungicide and Rodenticide Act and (xii) the provisions of the Occupational Safety and Health Act of 1970 relating to the handling of and exposure to Hazardous Materials.

               (c) The term "Hazardous Materials" as used in this Agreement means each and every compound, chemical mixture, contaminant, pollutant, material, waste or other substance (i) that is defined or has been identified as hazardous or toxic under any Environmental Law or (ii) the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning or disposing into the environment of which is prohibited under any Environmental Law. Without limiting the generality of the foregoing, the term will include (i) "hazardous substances" as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, and regulations promulgated thereunder, each as amended,
        (ii) "extremely hazardous substance" as defined in the Superfund Amendments and Reauthorization Act of 1986, or Title III of the Superfund Amendments and Reauthorization Act and regulations promulgated thereunder, each as amended, (iii) "hazardous waste" as defined in the Solid Waste Disposal Act and regulations promulgated thereunder, each as amended, (iv) "hazardous materials" as defined in the Hazardous Materials Transportation Act and the regulations promulgated thereunder, each as amended, (v) "chemical substance or mixture" as defined in the Toxic Substances Control Act and regulations promulgated thereunder, each as amended, (vi) petroleum and petroleum products and byproducts and (vii) asbestos.

        Section 4.13 Title. The Company and its Subsidiaries have good and, in the case of real property, marketable title to all the properties and assets purported to be owned by them, free and clear of all Liens except (a) Liens for current Taxes or assessments not delinquent, (b) builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, carrier or other similar Liens arising and continuing in the ordinary course of business for obligations that are not delinquent, (c) the rights, if any, of vendors having possession of tooling of the Company and its Subsidiaries, (d) liens arising from the receipt by the Company and its Subsidiaries of progress payments by the United States government, (e) Liens securing rental payments under capital lease arrangements and (f) other Liens which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect (collectively, "Permitted Liens").

        Section 4.14  Intellectual Property Matters.

               (a) The Company and its Subsidiaries own or have the right to use pursuant to valid license, sublicense, agreement or permission all items of Intellectual Property necessary for their operations as presently conducted and as presently proposed to be conducted, except where the failure to have such rights, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation of the

        Intellectual Property rights of any third party, except for any charges, complaints, claims, demands or notices relating to matters which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Since January 1, 2000, to the Company's knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries, except for misappropriations and violations which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

               (b) The term "Intellectual Property" as used in this Agreement means, collectively, patents, patent disclosures, trademarks, service marks, logos, trade names, copyrights and mask works, and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated good will with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer data bases and related documentation and materials, data, documentation, trade secrets, confidential business information (including ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and all other intellectual property rights (in whatever form or medium).

        Section 4.15 Labor Matters. As of the date of this Agreement, there are no controversies pending or, to the Company's knowledge, threatened between the Company or any of its Subsidiaries and any of their current or former employees or any labor or other collective bargaining unit representing any such employee that are reasonably likely to have a Company Material Adverse Effect or are reasonably likely to result in a material labor strike, dispute, slow-down or work stoppage. As of the date of this Agreement, the Company is not aware of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries. As of the date of this Agreement, there are no current U.S. Department of Labor, Office of Federal Contract Compliance Programs ("OFCCP") or Equal Employment Opportunity Commission audits, except for any audits relating to matters which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. To the knowledge of the Company, as of the date of this Agreement, there are no OFCCP conciliation agreements in effect.

        Section 4.16 Rights Agreement. The Company has taken all requisite action under the Rights Agreement to cause the provisions of the Rights Agreement not to be applicable to this Agreement, the Offer, the Merger or the other transactions contemplated hereby and to provide for the expiration of the Rights upon the Consummation of the Offer.

        Section 4.17 State Takeover Laws. The Board of Directors of the Company has approved the Offer, the Merger and this Agreement and, assuming the accuracy of the Parent's and the Purchaser's representations in Section 5.5, such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the other transactions contemplated hereby the restrictions on "business combinations" set forth in
Section 203 of the Delaware Act. To the Company's knowledge, no other "fair price," "moratorium," "control share," "business combination," "affiliate transaction," or other anti-takeover statute or similar statute or regulation of any state is applicable to the Offer, the Merger, this Agreement and the other transactions contemplated hereby.

        Section 4.18 Brokers' Fees. Except for the fees and expenses payable by the Company to Credit Suisse First Boston, neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement. The Company has delivered to the Parent a correct and complete copy of the engagement letter between the Company and Credit Suisse First Boston relating to the transactions contemplated by this Agreement, which letter describes the fees payable to Credit Suisse First Boston in connection with this Agreement.

                                    ARTICLE 5

         REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

        Each of the Parent and the Purchaser, jointly and severally, represents and warrants to the Company that:

        Section 5.1 Organization. Each of the Parent and the Purchaser is (a) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently being conducted and (c) is in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to conduct business as a foreign corporation in each other jurisdiction where such qualification is required, except, in the case of clauses (b) and (c) above, where such failure, individually or in the aggregate, is not reasonably likely to have a material adverse effect on the business, financial condition, operations or results of operations of the Parent and its Subsidiaries taken as a whole (other than changes or effects relating to the economy in general, the securities markets in general or the industries in which the Parent operates in general and not specifically relating to the Parent) or the ability of the Parent to consummate the Merger and to perform its obligations under this Agreement (a "Parent Material Adverse Effect"). All of the outstanding shares of the capital stock of the Purchaser have been validly issued, are fully paid and nonassessable and are owned by the Parent free and clear of any Lien. The Purchaser has been organized solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has not engaged in any business other than contemplated by this Agreement. The Parent has delivered or otherwise made available to the Company correct and complete copies of the certificates of incorporation and bylaws, as presently in effect, of the Parent and the Purchaser.

        Section 5.2 Authorization of Transaction; Enforceability. Each of the Parent and the Purchaser has full corporate power and authority and has taken all requisite corporate action to enable it to execute and deliver this Agreement, to consummate the Offer, the Merger and the other transactions contemplated hereby and to perform its obligations hereunder. The Parent has, simultaneously with the execution and delivery hereof, executed a written consent in lieu of a special meeting of the sole stockholder of the Purchaser in accordance with Section 228 of the Delaware Act adopting and approving this Agreement. Each of the Board of Directors of the Parent and the Board of Directors of the Purchaser, has duly adopted resolutions by the requisite majority vote approving and declaring advisable this Agreement, the Offer, the Merger and the other transactions contemplated hereby and determining that the Agreement, the Offer, the Merger and the other transactions contemplated hereby are in the best interests of the Parent and its stockholders and of the Purchaser and its sole stockholder, as the case may be. The foregoing resolutions of each such Board of Directors have not been modified, supplemented or rescinded and remain in full force and effect as of the date of this Agreement. This Agreement constitutes the valid and legally binding obligation of each of the Parent and the Purchaser, enforceable against the Parent and the Purchaser in accordance with its terms and conditions.

        Section 5.3 Noncontravention; Consents. Except for (a) filings and approvals necessary to comply with the applicable requirements of the Exchange Act and the "blue sky" laws and regulations of various states, (b) the filing of a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and any other filing required by any other Antitrust Law, (c) the filing of the Certificate of Merger under the Delaware Act and (d) any filings required under the rules and regulations of the New York Stock Exchange, neither the execution and delivery of this Agreement by the Parent or the Purchaser, nor the consummation by the Parent or the Purchaser of the transactions contemplated hereby, will constitute a violation of, be in conflict with, constitute or create (with or without notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration with respect to, or result in the creation or imposition or any Lien upon any property of the Parent or the Purchaser, or result in the breach of (i) the certificate of incorporation or bylaws of the Parent or the Purchaser, (ii) any constitutional provision, law, rule, regulation, permit, order, writ, injunction, judgment or decree to which the Parent, the Purchaser or any of their respective properties is bound or is subject or (iii) any material agreement or commitment to which the Parent or the Purchaser is a party or by which either of them is bound or subject.

        Section 5.4 Adequate Cash Resources. The Parent has adequate resources for obtaining and providing the aggregate Merger Consideration and the Option Consideration in cash in the amount and at the time required under this Agreement.

        Section 5.5 No Capital Ownership in the Company. Neither the Parent nor any of its Subsidiaries owns any shares of Company Common Stock.

        Section 5.6 Brokers. No broker, investment banker, financial advisor or other person, other than Bear Stearns, the fees and expenses of which will be paid by the Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Parent.

        Section 5.7 Information for the Schedules TO and 14D-9 and Proxy Statement. The Schedule TO to be filed by the Purchaser and the Parent pursuant to this Agreement will comply in all material respects with the applicable requirements of the Exchange Act and will not, at the time the Schedule TO is filed with the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made herein by the Parent with respect to any information supplied by the Company for inclusion in the Schedule TO. The information regarding the Parent and the Purchaser to be provided by the Parent to the Company for inclusion in the Schedule 14D-9 and the Proxy Statement will not, at the time such information is so provided, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to the make the statements therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE 6

                                    COVENANTS

        Section 6.1 General. Subject to Sections 6.7 and 6.12, each of the parties will use its respective best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from any federal, state, local or foreign government or any administrative agency or commission or other governmental authority (collectively, "Governmental Entities") and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) using best efforts in the defense of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Offer, the Merger or the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Each party will consult with counsel for the other parties as to, and will permit such counsel to participate in, any litigation referred to in clause (iii) above.

        Section 6.2   Notices and Consents.

               (a) Without limiting the generality of Section 6.1, each of the parties will give all notices to third parties and governmental entities and will use its respective best efforts to obtain all third party and governmental consents and approvals that are required in connection with the transactions contemplated by this Agreement. As soon as reasonably practicable following the execution and delivery of this Agreement, each of the parties will file a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and will make all further filings pursuant thereto or any other Antitrust Law that may be necessary, proper or advisable, including using its best efforts to comply with any second requests for information in as expeditious a manner as practicable. The foregoing two sentences and Section 6.1 will not require the Parent to enter into any agreement, consent decree or other commitment requiring the Parent or any of its Subsidiaries (i) to dispose of or hold separate any material portion of its shares of Company Common Stock or of the business or assets of the Company and its Subsidiaries, or the Parent and its Subsidiaries, in each case taken as a whole, or (ii) to take any other action which, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect.

               (b) Neither the Parent, nor the Company will directly or indirectly extend any waiting period under the HSR Act or enter into any agreement with a Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement except with the prior written consent of the Company or the Parent, respectively.

        Section 6.3 Interim Conduct of the Company. Except as expressly contemplated by this Agreement, as set forth in the Company Disclosure Letter, as required by law or by the terms of any contract in effect on the date of this Agreement or as the Parent may approve, which approval will not be unreasonably withheld or delayed, from and after the date of this Agreement through the Closing Date, the Company will, and will cause each of its Subsidiaries to, conduct its operations in accordance with its ordinary course of business, consistent with past practice, and in accordance with such covenant will not, and will not cause or permit any of its Subsidiaries to:

               (a) amend its certificate of incorporation or bylaws or file any certificate of designation or similar instrument with respect to any shares of its authorized but unissued capital stock in any manner adverse to the Parent, the Purchaser or the Company;

               (b) authorize or effect any stock split or combination or reclassification of shares of its capital stock;

               (c) declare or pay any dividend or distribution with respect to its capital stock (other than the regular quarterly dividend of $0.04 per share of Company Common Stock and dividends payable by a Subsidiary of the Company to the Company or another

        Subsidiary), issue or authorize the issuance of any shares of its capital stock (other than in connection with the exercise of currently outstanding Stock Options or Company Stock-Based Awards or pursuant to the ESPAP or pursuant to the exercise of Rights) or any other securities exercisable or exchangeable for or convertible into shares of its capital stock, or repurchase, redeem or otherwise acquire for value any shares of its capital stock or any other securities exercisable or exchangeable for or convertible into shares of its capital stock (other than the redemption of the Rights in accordance with the provisions of this Agreement);

               (d) in the case of the Company, merge or consolidate with any entity;

               (e) sell, lease or otherwise dispose of any of its capital assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, including any shares of the capital stock of any of its Significant Subsidiaries, other than sales, leases or other dispositions of machinery, equipment, tools, vehicles and other operating assets no longer required in its operations made in the ordinary course of business, consistent with past practice;

               (f) in the case of the Company only, liquidate, dissolve or effect any recapitalization or reorganization in any form;

               (g) acquire any interest in any business (whether by purchase of assets, purchase of stock, merger or otherwise) or enter into any joint venture except for any interests in any business or joint venture which does not involve an investment by the Company in excess of $5 million;

               (h) create, incur, assume or suffer to exist any indebtedness for borrowed money (including capital lease obligations), other than (i) indebtedness existing as of the date of this Agreement, (ii) borrowings under existing credit lines in the ordinary course of business, consistent with past practice, (iii) indebtedness that can be prepaid at any time without premium or penalty and (iv) intercompany indebtedness among the Company and its Subsidiaries arising in the ordinary course of business, consistent with past practice;

               (i) create, incur, assume or suffer to exist any Lien (other than Permitted Liens) affecting any of its material assets or properties;

               (j) except as required by GAAP, change any of the accounting principles or practices used by it or revalue in any material respect any of its assets or properties, other than write-downs of inventory or accounts receivable in the ordinary course of business, consistent with past practice;

               (k) except in the ordinary course of business consistent with past practice and except as required under the terms of any collective bargaining agreement in effect as of the date of this Agreement or as required by applicable law, grant any general or uniform increase in the rates of pay of its employees or grant any increase in the benefits under any bonus or employee benefit plan or other arrangement, contract or commitment;

               (l) except in the ordinary course of business consistent with past practice and except for any increase required under the terms of any collective bargaining agreement or consulting, executive or employment agreement in effect on the date of this Agreement or as required by applicable law, increase the compensation payable or to become payable to officers and salaried employees or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers or salaried employees;

               (m) enter into any contract or commitment or engage in any transaction with any affiliated person or entity (other than the Company or its Subsidiaries) or enter into any contract or commitment or engage in any transaction with any unaffiliated person or entity which, to the Company's knowledge, is reasonably likely to have a Company Material Adverse Effect;

               (n) make any material Tax election or settle or compromise any material Tax liability, except in the ordinary course of business;

               (o) settle or compromise any material pending or threatened suit, action or proceeding except to the extent any such settlement or compromise is not reasonably likely to have a Company Material Adverse Effect; or

               (p) commit to do any of the foregoing.

        Section 6.4 Preservation of Organization. Subject to compliance with the provisions of Section 6.3, the Company will, and will cause each of its Subsidiaries to, use its reasonable efforts to preserve its business organization intact in all material respects, use its reasonable efforts to keep available to the Company and its Subsidiaries, the present officers and employees of the Company and its Subsidiaries as a group and use its reasonable efforts to preserve the present relationships of the Company and its Subsidiaries with suppliers and customers and others having business relations with the Company and its Subsidiaries.

        Section 6.5 Access. The Company will, and will cause its Subsidiaries and their representatives to, afford the Parent and its representatives reasonable access, upon reasonable notice at reasonable times to all premises, properties, books, records, contracts and documents of or pertaining to the Company and its Subsidiaries. Notwithstanding the foregoing, neither party will be required to provide access or to disclose information (i) where such access or disclosure would contravene any law or contract or would result in the waiver of any legal privilege or work-product protection, or (ii) to the extent that counsel for such party advises that such information should not be disclosed in order to ensure compliance with the Antitrust Laws. Any information disclosed pursuant to Section 6.5 will be subject to the provisions of the Confidentiality Agreement, dated March 26, 2001, between the Company and the Parent (the "Confidentiality Agreement").

        Section 6.6 Notice of Developments. The Company will give prompt written notice to the Parent of any event which has had or is reasonably likely to have a Company Material Adverse Effect. Each party will give prompt written notice to the other of any material development which would give rise to a failure of a condition set forth in Annex I. No such written notice of such a material development will be deemed to have amended any of the disclosures set forth in the Company Disclosure Letter, to have qualified the representations and warranties contained herein or to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such material development.

        Section 6.7 Other Potential Acquirers.

               (a) The Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any Company Subsidiary to,
        (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal (as defined in Section 6.7(e)), (ii) enter into any agreement with respect to any Company Takeover Proposal (except a confidentiality agreement in accordance with this Section 6.7(a)) or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that prior to Consummation of the Offer (the "Company Applicable Period"), if the Company receives a proposal or offer that was not solicited by the Company and that did not otherwise result from a breach or deemed breach of this Section 6.7(a) and that the Board of Directors of the Company (the "Company Board") believes in good faith could result in a third party making a Company Superior Proposal, and subject to compliance with
        Section 6.7(c), the Company may (A) furnish information with respect to the Company to the person making such a proposal or offer pursuant to a customary confidentiality agreement the terms of which shall be no less favorable to the Company than the terms of the Confidentiality Agreement; provided, that no such agreement will be required to contain the provisions set forth in the sixth paragraph of the Confidentiality Agreement; and (B) participate in discussions or negotiations with such person regarding such proposal or offer. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any Company Subsidiary or any affiliate, director or investment banker, attorney or other advisor or representative of the Company or any Company Subsidiary, shall be deemed to be a breach of this Section 6.7(a) by the Company.

               (b) If the Company receives any Company Takeover Proposal which the Company Board determines is a Company Superior Proposal, the Company Board shall within 24 hours deliver to the Parent written notice advising the Parent that the Company Board has received such Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the person making such

        Company Superior Proposal. For purposes of this Agreement, a "Company Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50 percent of the combined voting power of the shares of the Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Company Board determines in its good faith judgment (after consulting with a financial advisor of nationally recognized reputation) (A) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making such proposal, and (B) presents, in its entirety, more favorable terms, financial and otherwise, taken as a whole, to the Company's stockholders, than the terms of this Agreement.

               (c) The Company promptly shall advise the Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry. The Company shall keep the Parent informed of the status of any such Company Takeover Proposal or inquiry (including any change to the material terms thereof).

               (d) Neither the Company nor the Company Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Parent or the Purchaser, the recommendation of the Company Board of this Agreement or the Merger, or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal, unless a withdrawal or modification of such recommendation is, in the good faith judgment of the Company Board after consultation with its outside counsel, required by its fiduciary duties. Nothing contained in this Section 6.7 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

               (e) For purposes of this Agreement, "Company Takeover Proposal" means any proposal or offer for a merger, consolidation, dissolution, liquidation, recapitalization or other business combination involving the Company or any Significant Subsidiary, any proposal or offer for the issuance by the Company of a material amount of its equity securities as consideration for the assets or securities of any person or any proposal or offer to acquire in any manner, directly or indirectly, a material equity interest in any voting securities of, or a substantial portion of the assets of, the Company or any Company Subsidiary.

        Section 6.8 Company Stockholder Meeting, Preparation of Proxy Statement. Subject to Section 1.4, as promptly as practicable following Consummation of the Offer, if required by applicable law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law:

               (a) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Stockholder Meeting") for the purpose of considering and taking action upon the adoption of this Agreement;

               (b) prepare and file with the SEC a preliminary proxy or information statement in accordance with the Exchange Act relating to the Merger and this Agreement and use its reasonable efforts to obtain and furnish the information required to be included by the Exchange Act and the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with the Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement"), to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with the Parent and its counsel;

               (c) subject to the Company Board's fiduciary duties under Delaware law and the provisions of this Agreement, include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of adoption of this Agreement; and

               (d) use reasonable efforts to solicit from its stockholders proxies, and to take all other action necessary and advisable, to secure the vote of stockholders required by applicable law and the Company's certificate of incorporation or bylaws to obtain the approval for this Agreement and the Merger (the "Company Stockholder Approval"). In the event a Company Stockholder Meeting is required under the Delaware Act in order to consummate the Merger, the Parent will provide the Company with the information concerning the Parent and the Purchaser required to be included in the Proxy Statement and will vote or cause to be voted all shares of Company Common Stock held by the Parent or its Subsidiaries in favor of the adoption and approval of this Agreement and the transactions contemplated hereby.

        Section 6.9 Indemnification.

               (a) From and after the Closing Date, the Parent will cause the Surviving Corporation to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the Effective Time, an officer or director of the Company or any of its present or former Subsidiaries or corporate parents (collectively, the "Indemnified Parties") from and against all losses, claims, damages and expenses (including reasonable attorney's fees and expenses) ("Indemnified Losses") arising out of or relating to actions or omissions, or alleged actions or omissions, occurring at or prior to the Effective Time to the fullest extent permitted from time to time by the Delaware Act or any other applicable laws as presently or hereafter in effect. Furthermore, from and after the Closing Date, the Parent shall indemnify, defend and hold harmless the directors and officers of the Company from all Indemnified Losses arising out of, or pertaining to, actions or omissions with respect to this Agreement and the transactions contemplated hereby.

               (b) Any determination required to be made with respect to whether any Indemnified Party may be entitled to indemnification will, if requested by such Indemnified Party, be made by independent legal counsel selected by the Indemnified Party and reasonably satisfactory to the Surviving Corporation.

               (c) For a period of six years after the Closing Date, the Parent will cause to be maintained in effect the policies of directors and officers liability insurance and fiduciary liability insurance currently maintained by the Company with respect to claims arising from or relating to actions or omissions, or alleged actions or omissions, occurring on or prior to the Closing Date. The Parent may at its discretion substitute for such policies currently maintained by the Company directors and officers liability insurance and fiduciary liability insurance policies with reputable and financially sound carriers providing for no less favorable coverage. Notwithstanding the provisions of this Section 6.9(c), the Parent will not be obligated to make annual premium payments with respect to such policies of insurance to the extent such premiums exceed 300 percent of the annual premiums paid by the Company as of the date of this Agreement. If the annual premium costs necessary to maintain such insurance coverage exceed the foregoing amount, the Parent will maintain the most advantageous policies of directors and officers liability insurance and fiduciary liability insurance obtainable for an annual premium equal to the foregoing amount.

               (d) To the fullest extent permitted from time to time under the law of the State of Delaware, the Parent will cause the Surviving Corporation to pay on an as-incurred basis the reasonable fees and expenses of each Indemnified Party (including reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, subject to reimbursement in the event such Indemnified Party is not entitled to indemnification.

               (e) The provisions set forth in Article Sixth of the Restated Certificate of Incorporation of the Company and in Section 14 of Article IV of the By-Laws of the Company, as in effect as of the date hereof, will apply to each director or officer, as applicable, of the Company with respect to matters occurring on or prior to the Effective Time. The foregoing will not be deemed to restrict the right of the Surviving Corporation to modify the provisions of its certificate of incorporation or by-laws with respect to events or occurrences after the Closing Date but such modifications shall not adversely affect the rights of the directors hereunder. The Parent shall cause the Surviving Corporation to honor the provisions of this Section 6.9(e).

               (f) In the event of any action, suit, investigation or proceeding, the Indemnified Party will be entitled to control the defense thereof with counsel of its own choosing reasonably acceptable to the Parent, and the Parent and the Surviving Corporation will cooperate in the defense thereof, provided that neither the Parent nor the Surviving Corporation will be liable for the fees of more than one counsel for all Indemnified Parties, other than local counsel, unless the use of a single counsel would make it impracticable or unethical for all Indemnified Parties to be represented by a single counsel, and provided further that neither the Parent nor the Surviving Corporation will be liable for any settlement effected without its written consent (which consent will not be reasonably withheld or delayed).

               (g) The rights of each Indemnified Party hereunder will be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, under the Delaware Act or otherwise. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the provisions of this Section 6.9 will survive the consummation of the Merger.

               (h) Nothing in this Section 6.9 will diminish any right or entitlements available to any director or officer of the Company under the Company's certificate of incorporation and by-laws as in effect as of the date of this Agreement.

               (i) The provisions of this Section 6.9 are intended for the benefit of and will be enforceable by each Indemnified Party and his or her heirs, executors and legal representatives.

        Section 6.10 Public Announcements. The initial press release announcing the transactions contemplated by this Agreement will be a Joint Press Release. Thereafter, the Parent and the Company will consult with one another before issuing any press releases or otherwise making any public announcements with respect to the transactions contemplated by this Agreement and, except as may be required by applicable law or by the rules and regulations of the New York Stock Exchange, will not issue any such press release or make any such announcement prior to such consultation.

        Section 6.11 Actions Regarding Antitakeover Statutes. If any fair price, moratorium, control share acquisition or other form of antitakeover statute, rule or regulation is or becomes applicable to the transactions contemplated by this Agreement, the Board of Directors of the Company will grant such approvals and take such other actions as may be required so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement.

        Section 6.12 Defense of Orders and Injunctions. In the event either party becomes subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement, each party will use its best efforts to overturn or lift such order or injunction. The foregoing will not be deemed to require the Parent to enter into any agreement, consent decree or other commitment requiring the Parent or any of its Subsidiaries (i) to dispose of or hold separate any material portion of its shares of Company Common Stock or of the business or assets of the Company and its Subsidiaries, or the Parent and its Subsidiaries, in each case taken as a whole or (ii) to take any action which, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect.

        Section 6.13 Employee Benefit Matters.

               (a) Subject to applicable collective bargaining agreements, with respect to the period beginning as of the Consummation of the Offer and ending on December 31, 2003, the Parent Corporation shall cause the employees and former employees of the Company and its Subsidiaries (the "Employees"), to receive employee benefits pursuant to the Company Plans in effect immediately prior to the Consummation of the Offer. Notwithstanding the foregoing, the covenant of this Section 6.13(a) shall not apply to the following Company Plans: any annual cash bonus plan (provided however, that the Company's Annual Incentive Plan shall be maintained in respect of the period ending December 31, 2001, in accordance with its terms as in effect immediately prior to the Consummation of the Offer); the Continental Maritime Industries, Inc. Employee Stock Ownership Plan (provided that any proceeds of unallocated shares are allocated to participants after satisfaction of any outstanding indebtedness); the ESPAP; the Company 401(k) Investment Plan for Salaried Employees (the "Salaried 401(k) Plan") (provided that, for the period of this covenant, as soon as practicable following the Effective Time, Employees eligible to participate in the Salaried 401(k) Plan shall be eligible to participate in the Parent's Savings and Stock Investment Plan, as applicable to salaried employees located at the Parent's headquarters (the "Parent SSIP") or otherwise be eligible under the Salaried 401(k) Plan to receive the same benefits such Employees would have received had they participated directly in the Parent SSIP); the SECT; the Company's Deferred Compensation Plan and Deferred Compensation Plan for Nonemployee Directors; and any Stock Plan or similar equity or equity-based compensation plan, program or arrangement.

               (b) The Parent Corporation will honor and will cause the Purchaser to honor, in accordance with their respective terms, the obligations, as of the Consummation of the Offer, under the Company Plans, including any rights or benefits arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event). The Parent and the Company acknowledge and agree that the Consummation of the Offer and the transactions contemplated by this Agreement constitute a "change in control" for all purposes under the Company Plans.

                (c) For all purposes under the employee benefit plans of the Parent and its Subsidiaries (including the Surviving Corporation) providing benefits to any Employees after the Effective Time, each Employee will be credited with his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Effective Time, to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan; provided, however, that

        Employees shall not be entitled to any credit for benefit accrual purposes under any defined benefit pension plan in which they commence participation after the Effective Time in the absence of a transfer of assets and liabilities from any applicable prior defined benefit pension plan or to the extent that it would result in a duplication of benefits for the same period of service. Following the Effective Time, the Parent will, or will cause its Subsidiaries to, (i) waive any pre-existing condition limitation under any Employee Welfare Benefit Plan maintained by the Parent or any of its Subsidiaries in which Employees and their eligible dependents participate except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company Employee Welfare Benefit plans immediately prior to the Effective Time), and (ii) provide each Employee with credit for any co-payments and deductibles incurred prior to the Effective Time (or such earlier or later transition date to new Employee Welfare Benefits Plans) for the calendar year in which the Effective Time (or such earlier or later transition date) occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that the Employees participate in after the Effective Time.

               (d) The Parent will, and will cause the Surviving Corporation and their respective representatives to, afford any officer (as of immediately prior to the Consummation of the Offer) of the Company and any of his or her representatives reasonable access, upon reasonable notice, to such books and records of the Company and the Surviving Corporation as are reasonably required by such officer to determine amounts owing to such officer under any Company Plan.

               (e) The Company will amend the SECT as set forth in the Company Disclosure Letter and will take all necessary actions to terminate the SECT following Consummation of the Offer, in accordance with Section
        6.13 of the Company Disclosure Letter.

               (f) Nothing contained herein will create any rights in any third party, including without limitation, any right to employment or right to any particular benefit except as set forth in Section 6.13(b) and 6.13(d). Except as specifically provided in this Section 6.13, nothing contained herein shall be construed as prohibiting or restricting in any way the right of the Parent Corporation or the Company (or any successor thereto) to modify, amend or terminate any employee benefit plan, program or arrangement in whole or in part at any time after the Effective Time.

               (g) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Employee Stock Purchase and Accumulation Plan (the "ESPAP")) shall adopt such resolutions or take such other actions (if any) as may be required to provide that (i) with respect to the offering period under the ESPAP under way immediately prior to the Effective Time, the scheduled exercise date shall be accelerated, and all unexercised rights granted in respect of such offering period shall be exercised not later than immediately prior to the Effective Time, (ii) all holding periods with respect to shares of Company Common Stock under the ESPAP shall be waived immediately prior to the Consummation of the Offer so as to permit the holders thereof to accept the Offer, and (iii) the ESPAP shall terminate at the Effective Time.

        Section 6.14 Standstill Provisions. The restrictions on the Parent and the Purchaser contained in the sixth paragraph of the Confidentiality Agreement between the Parent and the Company are hereby waived by the Company to the extent reasonably required to permit the Parent and the Purchaser to comply with their obligations or enforce their rights under this Agreement.

        Section 6.15 Number of Shares Necessary for Minimum Condition. The Company will promptly notify the Parent in the event that the number of shares of Company Common Stock required to satisfy the Minimum Condition exceeds 19,307,716.

        Section 6.16 Adjustment to Offer Price. In the event there shall occur a Distribution Date (as defined in the Company Rights Agreement), at any time during the period from the date of this Agreement to the Consummation of the Offer, the Company and the Parent shall mutually agree to make such adjustment to the Offer Price so as to preserve the economic benefits that the Company and the Parent reasonably expected on the date of this Agreement to receive as a result of the Consummation of the Offer and the Merger and the other transactions contemplated by this Agreement.

        Section 6.17 Parent Actions Following Consummation of the Offer. Following the Consummation of the Offer, the Parent will appoint to its Board of Directors William P. Fricks.

                                    ARTICLE 7

                  CONDITIONS TO THE CONSUMMATION OF THE MERGER

        Section 7.1 Conditions to the Obligations of Each Party. The respective obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

               (a) this Agreement shall have been adopted by the requisite vote of the stockholders of the Company, if required by applicable law, in order to consummate the Merger; and

               (b) Consummation of the Offer shall have occurred; and

               (c) no party will be subject to any order or injunction of a court of competent jurisdiction or other legal restraint which prohibits the consummation of the Merger.

        Section 7.2 Frustration of Closing Conditions. None of the Company, the Parent or the Purchaser may rely on the failure of any condition set forth in
Section 7.1, to be satisfied if
such party's breach of this Agreement has been a principal reason that such condition has not been satisfied.

                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

        Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, if necessary:

                (a) by mutual written consent of the Parent, the Purchaser and the Company;

                (b)     by either the Parent or the Company:

                        (i) if Consummation of the Offer does not occur on or before November 30, 2001 (the "Outside Date"), unless such failure is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the Company may extend such date to April 30, 2002, if at the initial Outside Date the only conditions to the Offer not satisfied (or waived by the Purchaser) are the Minimum Condition and the conditions set forth in clauses (a)(ii) and (b)(i) of Annex I;

                        (ii) if any court of competent jurisdiction in the United States issues a final order, decree or ruling or takes any other final action permanently enjoining, restraining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable, unless such order, decree, ruling or other action is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or

                        (iii) if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval, if necessary, the Company Stockholder Approval is not obtained, unless such failure to obtain the Company Stockholder Approval is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

                (c)     by the Parent prior to the Consummation of the Offer:

                        (i) if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform
                                (A) would give rise to the failure of a
                                condition set forth in Annex I, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach; or

                        (ii) if (A) the Company, or the Company Board, as the case may be, shall have (1) after the date hereof, entered into any agreement, other than a confidentiality agreement permitted under
                                Section 6.7(a), with respect to any Company
                                Takeover Proposal other than the Offer or the Merger, (2) amended, conditioned, qualified, withdrawn, modified or contradicted, or resolved to do any of the foregoing, in a manner adverse to the Parent or the Purchaser, its approval and recommendation of the Offer, the Merger and this Agreement (regardless of whether such action was permitted under this Agreement), (3) solicited, approved or recommended any Company Takeover Proposal other than the Offer or the Merger, or
                                (4) violated Section 6.7, or (B) the Company or the Company Board, or any committee thereof, shall have resolved or agreed, in writing or otherwise, to do any of the foregoing; provided that (x) any disclosure by the Company to its stockholders of information that in its good faith judgment, after consultation with outside counsel, is required by Law shall not be deemed to constitute any of the actions referred to in the foregoing clauses (A)(2) and A(3) so long as such disclosure does not change the Company Board's approval or recommendation of the Offer, the Merger or the Agreement and (y) any action taken by the Company Board consistent with
                                Section 8.1(d)(ii), or any announcement of any such action, shall not constitute any of the actions described in the foregoing clauses
                                (A)(2), (A)(3) and (B);

                (d)     by the Company prior to the Consummation of the Offer:

                        (i) if the Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform
                                (A) would give rise to the failure of a
                                condition set forth in Section 7.1(a) or 7.1(b), and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Parent of such breach; or

                        (ii) if at any time prior to Consummation of the Offer (A) a Company Superior Proposal is received by the Company and (B) the Company complies with Section 6.7; provided that the Company may not terminate this Agreement pursuant to this Section 8.1(d)(ii) unless and until: (1) three business days have elapsed following delivery to the Parent of a written notice of such determination by the Company Board and during such three business day period the Company has given the Parent reasonable opportunity to discuss with the Company the Company Superior Proposal and any proposed amendments to this Agreement; (2) at the end of such three business day period the Company Takeover Proposal continues to constitute a Company Superior Proposal (taking into account any modifications to the terms hereof proposed by the Parent) and the Company Board confirms its determination (after consultation with outside counsel) that it is a Company Superior Proposal; (3) following such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Company Superior Proposal; and (4) the Company prior to such termination pays to the Parent in immediately available funds the Termination Fee (as defined in Section 8.3).

        Section 8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or the Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Parent, the Purchaser or the Company, (except for any liability of any party then in willful material breach of any covenant or agreement); provided that the provisions of this Section 8.2 and Section 8.3 of this Agreement will continue in full force and effect notwithstanding such termination and abandonment.

        Section 8.3   Termination Fee.

                (a) The Company shall pay to the Parent a fee of $50,000,000 (the "Termination Fee") if:

                        (i)     the Parent terminates this Agreement pursuant to
                                Section 8.1(c)(ii) or the Company terminates this Agreement pursuant to Section 8.1(d)(ii), which payment shall be payable on the date this Agreement is terminated;

                        (ii) in the event (A) a Company Takeover Proposal shall have been publicly announced or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Company Takeover Proposal, (B) the Consummation of the Offer shall not have occurred prior to the Outside Date, (C) on the Outside Date, the only condition to the Offer that shall not have been satisfied shall be the Minimum Condition, (D) the Agreement is thereafter terminated by either the Parent or the Company pursuant to Section 8.1(b)(i) and
                                (E) within 12 months after such termination, the Company or any of its Significant Subsidiaries enters into an agreement with respect to, or consummates, such Company Takeover Proposal; or

                        (iii) in the event (A) there is a publicly announced Company Takeover Proposal, (B) the Company thereafter breaches one of its covenants in this Agreement, (C) the Parent thereafter terminates this Agreement under Section 8.1(c)(i) by reason of such breach, and (D) within 12 months after such termination, the Company or any of its Significant Subsidiaries enters into an agreement with respect to, or consummates, such Company Takeover Proposal;

        provided that with respect to clauses (ii) and (iii) no fee shall be payable by the Company until and unless the agreement is entered into or the Company Takeover Proposal is actually consummated within the 12 months following such termination and shall be payable on the earlier of
        (y) the date the agreement is entered into or (z) the Company Takeover Proposal is consummated. Any fee due under this Section 8.3 shall be paid to the Parent by certified check or wire transfer of same-day funds on the date payable under this Section 8.3.

               (b) Except as specifically provided in this Section 8.3, each party will bear its own expenses incurred in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

               (c) The Company acknowledges that the agreements regarding the payment of fees contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, in the absence of such agreements, the Parent and the Purchaser would not have entered into this Agreement. The Company accordingly agrees that in the event the Company fails to pay the Termination Fee promptly, the Company will in addition to the payment of such amount also pay to the Parent all of the reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Parent in the enforcement of its rights under this Section 8.3, together with interest on such amount at a rate of 11 percent per annum from the date upon which such payment was due, to and including the date of payment. Provided that the Company was not in breach of the provisions of Section 6.7, payment of the Termination Fee will constitute full and complete satisfaction, and will constitute the Parent's sole and exclusive remedy for any loss, liability, damage or claim arising out of or in connection with any such termination of this Agreement or the facts and circumstances resulting in or related to this Agreement.

                                    ARTICLE 9

                                  MISCELLANEOUS

        Section 9.1 Nonsurvival of Representations. The representations and warranties contained in this Agreement will not survive the Merger or the termination of this Agreement.

        Section 9.2 Remedies. The parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties will be entitled to specific performance of the terms of this Agreement, without posting a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 9.3 Successors and Assigns. No party hereto may assign or delegate any of such party's rights or obligations under or in connection with this Agreement without the written consent of the other parties hereto. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto or thereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.

        Section 9.4 Amendment. This Agreement may be amended by the execution and delivery of an written instrument by or on behalf of the Parent, the Purchaser and the Company at any time before or after the Company Stockholder Approval, provided that after the date of the Company Stockholder Approval, no amendment to this Agreement will be made without the approval of stockholders of the Company to the extent such approval is required under the Delaware Act.

        Section 9.5 Extension and Waiver. At any time prior to the Effective Time, the parties may extend the time for performance of or, subject to applicable law, waive compliance with any of the covenants or agreements of the other parties to this Agreement and may waive any breach of the representations or warranties of such other parties. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the party against which it is sought to be enforced.

        Section 9.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

        Section 9.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

        Section 9.8 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        Section 9.9 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed), one business day after the date when sent to the recipient by reputable express courier service (charges prepaid) or three business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Parent and the Company at the addresses indicated below:

        If to the Parent
        Corporation                     General Dynamics Corporation
                                        3190 Fairview Park Drive
                                        Falls Church, Virginia  22042-4523
                                        Attention:    David A. Savner, Esq.
                                                      Senior Vice President and
                                                      General Counsel
                                        Facsimile No: (703) 876-3554

        With a copy (which will
        not constitute notice) to:      Jenner & Block, LLC
                                        One IBM Plaza, 40th Floor
                                        Chicago, Illinois  60611
                                        Attention:    Charles J. McCarthy, Esq.
                                        Facsimile No.:(312) 840-7745

        If to the Company:              Newport News Shipbuilding Inc.
                                        4101 Washington Avenue
                                        Newport News, Virginia 23607-2770
                                        Attention:    Stephen B. Clarkson, Esq.
                                                      Vice President, General
                                                      Counsel & Secretary
                                        Facsimile No.: (757) 688-1408

        With a copy (which will
        not constitute notice ) to:     Cravath, Swaine & Moore
                                        Worldwide Plaza
                                        825 Eighth Avenue
                                        New York, New York 10019-7475
                                        Attention:    Richard Hall
                                        Facsimile No.: (212) 474-3700

or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.

        Section 9.10 No Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person or entity other than the Parent, the Purchaser and the Company and their respective successors and permitted assigns, except for the provisions of Article 2 and Article 3 and except that the respective beneficiaries as of the Closing Date of the provisions of Section
6.9 and Section 6.13(f) will, for all purposes, be third party beneficiaries of the covenants and agreements contained therein and, accordingly, will be treated as a party to this

Agreement for purposes of the rights and remedies relating to enforcement of such covenants and agreements and will be entitled to enforce any such rights and exercise any such remedies directly against the Parent and the Surviving Corporation.

        Section 9.11 Entire Agreement. This Agreement (including the Confidentiality Agreement, the Company Disclosure Letter and the other documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

        Section 9.12 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation. As used in this Agreement, the qualification "to the Company's knowledge" and clauses of similar effect will mean the actual knowledge by any executive officer of the Company or of its Subsidiaries of the existence or absence of facts which would contradict a particular representation and warranty of the Company.

        Section 9.13 Submission to Jurisdiction. Each of the parties to this Agreement submits to the jurisdiction of any state or federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties to this Agreement waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

        Section 9.14 Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE.

                                    * * * * *

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first written above.



                              GENERAL DYNAMICS CORPORATION


                              By  /s/ Nicholas D. Chabraja
                                ----------------------------------------
                                   Nicholas D. Chabraja
                                   Chairman and Chief Executive Officer




                              GRAIL ACQUISITION CORPORATION


                              By  /s/ John K. Welch
                                ----------------------------------------
                                   John K. Welch
                                   President




                              NEWPORTS NEWS SHIPBUILDING INC.


                              By  /s/ William P. Fricks
                                ----------------------------------------
                                   William P. Fricks
                                   Chairman and Chief Executive Officer




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                                     ANNEX I


                         CERTAIN CONDITIONS OF THE OFFER

               The capitalized terms used in this Annex I which are not defined herein shall have the meanings set forth in the Agreement to which this Annex I is attached, except that the term the "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex I is attached.

               Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) promulgated under the Exchange Act (relating to the Purchaser's obligations to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer, and may (subject to Section 1.1 of the Merger Agreement) terminate or amend the Offer in accordance with the Merger Agreement; if:

                (a) immediately prior to any scheduled or extended expiration date of the Offer:

                        (i) the Minimum Condition shall not have been satisfied; or

                        (ii) the applicable waiting period under the HSR Act shall not have expired or been terminated;

                (b) any of the following conditions exists as of the expiration date of the Offer:

                        (i) there shall have been any action taken, or suit or proceeding threatened or commenced, or any statute, rule, regulation, legislation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger, in each case by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which is reasonably likely to have the effect of
                (1) prohibiting, or imposing any material limitations, on Parent's or the Purchaser's ownership or operation (or that of any of their respective Subsidiaries) of all or a material portion of the Company's and its Subsidiaries' businesses or assets as a whole, or compelling the Parent or the Purchaser or their respective Subsidiaries to dispose of or hold separate any material portion of its shares of Company Common Stock or of the business or assets of the Company and its Subsidiaries or the Parent and its Subsidiaries, in each case taken as a whole, other than limitations generally affecting the industries in which the Company and the Parent and their respective Subsidiaries conduct their business, (2) prohibiting, or making illegal, Consummation of the Offer or consummation of the Merger or



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               the other transactions contemplated by the Merger Agreement, or
               (3) imposing material limitations on the ability of the Purchaser or the Parent or any of their Subsidiaries effectively to exercise full rights of ownership of all or a substantial number of the shares of the Company Common Stock including, without limitation, the right to vote the shares of the Company Common Stock purchased by it on all matters properly presented to the Company's shareholders on an equal basis with all other holders of such shares and the right to hold, transfer or dispose of such shares;

                    (ii) since the date of the Merger Agreement, except as
               disclosed in the Company Disclosure Letter and the Company SEC Documents filed prior to the date of the Merger Agreement, there shall have occurred any state of facts change, development, effect, event, condition or occurrence that individually or in the aggregate has had or is reasonably likely to have a Company Material Adverse Effect;

                    (iii) (1) the representations of the Company contained in
               the Merger Agreement shall not be true and correct with the same effect as if made at and as of the expiration date of the Offer or if such representations speak as of an earlier date, as of such earlier date, except, in either such case to the extent that the breach thereof would not have a Company Material Adverse Effect, or (2) the Company shall have failed to comply in material respects with its covenants and agreements contained in the Merger Agreement;

                    (iv) the Merger Agreement shall have been terminated in
               accordance with its terms; or

                    (v) there shall have occurred a Distribution Date (as
               defined in the Company Rights Agreement and any necessary adjustment to the Offer Price under Section 6.16 of the Merger Agreement has not been made as contemplated by the Merger Agreement;

which, in any such case, and regardless of the circumstances giving rise to any such condition, make it inadvisable, in the sole and absolute discretion of the Parent and the Purchaser, to proceed with such acceptance for payment or payment.

        Subject to the provisions of the Merger Agreement, the foregoing conditions are for the sole benefit of the Parent and the Purchaser and may be asserted by the Purchaser or, subject to the terms of the Merger Agreement, may be waived by the Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of the Parent or the Purchaser. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right

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which may, subject to Section 1.1 of the Merger Agreement, be asserted at any time and from time to time.


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